FOR IMMEDIATE RELEASE

CONTACTS:
Stephen D. Axelrod, CFA
Peter J. Mundy, CFO Intelli-Check - Mobilisa, Inc. Tel. (516) 992-1900	Alisa D. Steinberg (Media) Wolfe Axelrod Weinberger Assoc. LLC Tel. (212) 370-4500 Fax (212) 370-4505 steve@wolfeaxelrod.com alisa@wolfeaxelrod.com

INTELLI-CHECK - MOBILISA ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

Port Townsend, WA - May 14, 2008 -- Intelli-Check - Mobilisa, Inc. (AMEX: IDN) today announced financial results for the first quarter ended March 31, 2008.

Revenues for the first quarter ended March 31, 2008 increased approximately 68% to $1,153,134 from $685,119 reported for the same period in 2007. The Company’s acquisition of Mobilisa, Inc. closed on March 14, 2008 and therefore the reported financial results include only the operations of Mobilisa from that date through March 31, 2008. Revenues from the Company’s historical business increased 20% to $821,455 and Mobilisa contributed $331,679. Booked orders, which represent the total value of all new non-cancellable orders for products, services and fees received from customers and distributors, during the first quarter were $1.1 million as compared to $0.6 million in the first quarter of 2007. The net loss decreased to $451,464, or ($0.03) per share, in the period ended March 31, 2008, from $622,433, or ($0.05) per share, in the prior year. Basic and diluted weighted average shares outstanding used in computing per-share amounts were 14,576,102 in the quarter ended March 31, 2008 and 12,238,167 in the prior year period. Our backlog, which consists of non-cancelable sales orders of products and services not yet shipped or performed, increased to $12.7 million from $1.1 million in the prior year period, principally as a result of the $10.6 million added by Mobilisa.

Dr. Nelson Ludlow, CEO, stated, “As you can see from the financial results, everything is moving in the right direction. We still have a lot of work ahead of us, but we are pleased with these initial results.”

The Company will host a conference call for shareholders and members of the investment community to discuss its financial results and corporate initiatives today at 1:00 pm (EDT). Interested parties may participate in the call by dialing (877) 879-6203 approximately 10 minutes before the call is scheduled to begin. International callers should dial (719) 325-4817. For anyone who is unable to participate in the live conference, access to a recording will be available for 48 hours after the call. The rebroadcast can be accessed domestically by dialing (888) 203-1112. For international callers, the dial-in is (719) 457-0820. The passcode is 6793441.

- More -

INTELLI-CHECK - MOBILISA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2008	2007

REVENUES	$1,153,134	$685,119
Gross profit	817,644	447,816
Loss from operations	(482,342)	(677,675)
Net loss	$(451,464)	$(622,433)
Net loss per common share -
Basic and diluted	$(0.03)	$(0.05)
Weighted average common shares used
in computing per share amounts -
Basic and diluted	14,576,102	12,238,167

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS

	March 31,	December 31,
	2008	2007
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$1,472,044	$392,983
Marketable securities and short-term investments	825,000	1,650,000
Accounts receivable, net of allowance of $10,000
as of March 31, 2008 and December 31, 2007	1,343,865	1,076,732
Inventory	172,924	62,784
Other current assets	444,131	543,571
Total current assets	4,257,964	3,726,070

PROPERTY AND EQUIPMENT, net	500,441	81,464
GOODWILL	37,540,554	-
INTANGIBLE ASSETS, net	14,394,647	23,961
DEFERRED ACQUISITION COSTS	-	208,000
OTHER ASSETS	52,835	34,916

Total assets	$56,746,441	$4,074,411

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$486,345	$150,099
Accrued expenses	514,123	533,609
Deferred revenue	1,881,342	1,278,869
Income taxes payable	168,732	-
Total current liabilities	3,050,542	1,962,577

OTHER LIABILITIES	980,075	91,681
Total liabilities	4,030,617	2,054,258

STOCKHOLDERS’ EQUITY:	52,715,824	2,020,153
Total liabilities and stockholders’ equity	$56,746,441	$4,074,411

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Unaudited)

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

BALANCE, January 1, 2008	12,281,728	$12,282	$46,668,941	$(44,661,070)	$2,020,153

Stock-based compensation expense			183,249		183,249
Issuance of common stock for the acquisition of Mobilisa, Inc.	12,281,650	12,282	50,951,604		50,963,886
Net loss				(451,464)	(451,464)

BALANCE, March 31, 2008	24,563,378	$24,564	$97,803,794	$(45,112,534)	$52,715,824

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About Intelli-Check-Mobilisa, Inc.

Intelli-Check - Mobilisa, Inc. is a leading technology company in developing and marketing wireless technology and identity systems for various applications including: mobile and handheld wireless devices for the government, military and commercial markets. Products include the Defense ID systems, an advanced ID card access-control product that is currently protecting over 50 military and federal locations and ID-CHECK a technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format are valid.

Intelli-Check - Mobilisa, Inc. Safe Harbor Statement
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect," "anticipate," "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identity forward-looking statements. Our actual results may differ materially from the information presented here. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.

For more information about Intelli-Check - Mobilisa, Inc., visit www.icmobil.com or call toll free 1.888.9IC.MOBIL.

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